Exhibit 99.1
Nasdaq: ASFI
FOR IMMEDIATE RELEASE
CONTACT:

Stephen D. Axelrod, CFA
Mitchell Cohen, CFO	Alisa D. Steinberg (Media)
Asta Funding, Inc.	Wolfe Axelrod Weinberger Assoc. LLC
(201) 567-5648	(212) 370-4500; (212) 370-4505 (Fax)
steve@wolfeaxelrod.com
alisa@wolfeaxelrod.com
ASTA FUNDING ANNOUNCES FIRST QUARTER FINANCIAL RESULTS
-Company Purchased $1.3 Billion of Face Value of Charged-Off Consumer Receivables-
ENGLEWOOD CLIFFS, NJ, February 9, 2007 — Asta Funding, Inc., (NASDAQ: ASFI), a leading consumer receivable asset management and liquidation company, today announced financial results for its fiscal first quarter ended December 31, 2006.
Net income for the three months ended December 31, 2006, rose 21.6% to $ 11,326,000 , or $0.77 per diluted share, compared to $9,312,000, or $0.64 per diluted share, in the first quarter of the prior year. Total revenues for the three months ended December 31, 2006 were $25,645,000, a 26.6% increase over revenues of $20,260,000 in the prior year’s quarter.
Gary Stern, Chief Executive Officer, said, “I am very pleased with our first quarter results. Although pricing remains an industry-wide concern, Asta was successful in purchasing $1.3 billion of face value of charged-off consumer receivables during the quarter for a cost of $62.3 million. This success is directly attributable to the close relationships we have built over the years. An added benefit to outsourcing most of our collections has been a solid means of sourcing portfolios to purchase at attractive prices.”
Mr. Stern continued, “Net cash collections from consumer receivables acquired for liquidation were $58.9 million for the first quarter, up 27.5% from $46.2 million in the prior year’s quarter, despite the first quarter being a traditionally slower time for the Company. Cash collections represented by account sales were $17.1 million, or 29% of net cash collections in the quarter, compared to $14.0 million in the same period of the prior year, or 30.3% of net cash collections.”

Mr. Stern concluded, “We remain very satisfied with the success of our business model and hopeful about our future. Asta continues to be successful in identifying and purchasing portfolios that it believes will benefit shareholders. Our shareholders equity continues to grow, with the book value at $14.12 per share at the end of the first quarter, up 5.4% from $13.40 per share at the end of the September quarter.”
Due to the significant amount of time and effort negotiating and finalizing the purchase agreements for the significant portfolio acquisition announced today, our Form 10-Q for the fiscal quarter ended December 31, 2006 will be delayed and we will be filing a Form 12b-25 today. We will endeavor to file our Form 10-Q as soon as practicable. Our quarterly conference call has been postponed until after the closing of this acquisition.

Based in Englewood Cliffs, NJ, Asta Funding, Inc., is a leading consumer receivable asset management company that specializes in the purchase, management and liquidation of performing and non-performing consumer receivables. For additional information, please visit our website at http://www.astafunding.com.
Except for historical information contained herein, the matters set forth in this news release and the release of the portfolio purchase, are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995.) Although Asta Funding, Inc. believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. Forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from Asta Funding, Inc.’s expectations. Factors that could contribute to such differences include those identified in Asta Funding, Inc.’s Form 10-K for the fiscal year ended September 30, 2006, and those described, from time to time, in Asta Funding, Inc.’s other filings with the Securities and Exchange Commission, news releases and other communications, including the risk factors more fully described in its Form 8-K being filed today, including that the portfolio purchase described in our press releases requires Asta to secure new financing, that Asta may not be able to secure such financing on favorable terms or at all, that the terms of any financing, if obtained, or the other anticipated benefits of the portfolio purchase may not meet Asta’s expectations, that Asta’s deposit could be at risk if such financing cannot be secured and that there are other risks associated with the portfolio. Asta Funding, Inc.’s reports with the Securities and Exchange Commission are available free of charge through its website at http://www.astafunding.com.